Exhibit 23-a

INDEPENDENT AUDITORS’ CONSENT

        We consent to the incorporation by reference in this Registration Statement of Rockwell Automation, Inc. on Form S-8 of our report dated November 5, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on October 1, 2001), appearing in the Annual Report on Form 10-K of Rockwell Automation, Inc. for the year ended September 30, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 20, 2004